Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	978-619-1300
Monday October 30, 2017		Michael T. Prior
Chief Executive Officer

Justin D. Benincasa
Chief Financial Officer

ATN Reports

Third Quarter 2017 Results

Third Quarter Financial Highlights:

•                  Revenues: $122.1 million

•                  Adjusted EBITDA(1), which excludes the loss on damaged assets and other hurricane related charges was $37.7 million

•                  Operating loss of $19.5 million

•                  Operating income excluding hurricane related charges(2) is $17.0 million.

•                  Net loss attributable to ATN’s stockholders: $24.8 million, or $1.53 loss per share

•                  Net income attributable to ATN’s stockholders excluding hurricane related charges(2) is $11.9 million, or $0.73 per share

•                  Cash flow from operating activities was $121.4 million for the first nine months of 2017

Beverly, MA (October 30, 2017) — ATN (NASDAQ: ATNI) today reported results for the third quarter and nine months ended September 30, 2017. Unless otherwise indicated, the discussion of the Company’s results is focused on its continuing operations, and comparisons are to the same period in the prior year.

Business Review and Outlook

“ATN’s operating performance in the third quarter was broadly in line with our expectations excluding the impact of the September hurricanes on the U.S. Virgin Islands,” said Michael Prior, Chief Executive Officer. “As previously disclosed, we had anticipated a year-over-year decline in wireless revenues resulting from contractual pricing changes in our domestic wholesale wireless business. That was the case in the third quarter, but we were pleased to see traffic was modestly better than we had expected in this seasonally stronger period.  Approximately half of the decline in wireline revenues from last year related to the sale of our U.S. wireline business this past March.  The other half of the decline reflected the impact from Hurricanes Irma and Maria, which significantly impacted the customers and damaged the network of Viya, our Virgin Islands subsidiary, in September.

“We could not be prouder of Viya’s employees and leadership team for the work they have done before, during and after the storm. They have been instrumental in leading, coordinating and partnering with local and federal authorities and charitable organizations on many community relief efforts. Among other things Viya has been coordinating damage assessments with the local power authority, providing free wireless hot spots to the community and restoring critical services.  These recovery efforts have been supported by numerous engineers and technical and other employees from within the ATN group.

“We have been able to restore wireless coverage to a large part of St. Thomas and expect to bring up wireless service on St. Croix over the next few weeks.  St. John, the smallest of the main islands, is being serviced with hot spots. Our damage assessment has been hampered by the still devastating island conditions and lack of commercial power and therefore is not yet complete. We currently estimate that approximately one third of our wireline plant sustained significant damage, but only a very small percentage of our wireline customers are currently receiving service, due to the lack of commercial power as well as the damage to many residences.  Until commercial electricity is restored to more of the territory, it is difficult to assess the timeline for restoring wireline services, which currently comprise most of our revenue in the USVI. We do have insurance for named storms which compensates us for replacement costs of damaged property, extra expenses and business interruption up to a net coverage of approximately $34 million, but we believe total losses for these items will exceed this level.  Additionally, from a financial reporting standpoint, we do not anticipate the positive offset from insurance proceeds to be recognized until 2018.  We expect that the effect on our Adjusted EBITDA of the loss of wireline service revenues from our U.S. Virgin Island properties will be most pronounced in the fourth quarter of this year, with progressive improvement expected over the following two to three quarters.

“In the third quarter, we made progress in our renewable energy venture in India, Vibrant Energy. We received final regulatory approval for an 11 MW (DC) project installation, and we have three additional projects with a combined 29MW (DC) completed and producing power to the grid, but we are awaiting regulatory approval to begin billing our identified customers.

“We completed over $10 million of repurchases of the Company’s common stock during the third quarter as part of the previously announced shift in our capital allocation strategy.  Additionally, we made a minority investment in a newly formed Australian telecommunications infrastructure company, and we continue to evaluate other opportunities to put our significant balance sheet capacity to work,” Mr. Prior concluded.

Third Quarter 2017 Financial Results

The Company intends to provide an updated estimate of the loss on damaged assets and other hurricane related charges in the U.S. Virgin Islands with its Quarterly Report on Form 10-Q for the third quarter 2017 to be filed with the SEC as its assessment of the hurricanes impact on operations is still ongoing.

Third quarter 2017 revenues were $122.1 million, a 12% decrease from the $138.8 million reported for the third quarter of 2016. Revenue decreases for the quarter include $7.3 million from the sale of our U.S. Wireline and St. Maarten businesses in the first quarter of the year and the sale of the British Virgin Island business this quarter, $4.4 million in service disruption credits issued to customers as a result of the hurricanes, and declines in U.S. Telecom revenues mainly related to lower contractual rates. Adjusted EBITDA(1) for the third quarter was $37.7 million, 19% below the prior year period, primarily associated with the foregoing revenue decreases.  Operating loss for the third quarter was $19.5 million due to expenses and charges related to the hurricanes as well as other revenue declines.  Operating income excluding hurricane related charges(2) for the third quarter was $17.0 million.

Net loss attributable to ATN’s stockholders for the third quarter was $24.8 million or $1.53 loss per share, a decrease over the prior year net income of $7.2 million or $0.44 income per share.  Net Income excluding hurricane related charges(2) for the third quarter was $11.9 million, or $0.73 per share.

(1) See Table 5 for reconciliation of Net Income to Adjusted EBITDA.

(2) See Table 6 for reconciliation of Operating Income (Loss), Net Income (Loss) and Net Income (Loss) per share to Operating Income excluding hurricane charges, Net Income excluding hurricane charges and Diluted income per share excluding hurricane charges, respectively.

Revenues for the first nine months of 2017 were $373.5 million, a 14% increase from the $328.5 million reported for the same period in 2016.  Revenue increases for this period are mostly due to the impact of the 2016 acquisitions in Bermuda and the U.S. Virgin Islands.  Adjusted EBITDA(1) for the first nine months of 2017 was $118.0 million, an increase of 3% from the prior year.  The operating income of $14.1 million for the first nine months of 2017 includes $36.6 million of charges related to hurricane damages this quarter without the benefit of any offset from related insurance claim proceeds.  Operating income excluding hurricane related charges(2) for the first nine months of 2017 is $50.7 million.  Net loss attributable to ATN stockholders was $12.0 million or $0.74 loss per share, as compared to the net income attributable to ATN stockholders of $10.2 million and $0.63 per share in the prior year period. Net income excluding hurricane related charges(2) for the first nine months of 2017 was $24.6 million or $1.52 per diluted share.

Third Quarter 2017 Operating Highlights

The Company has three reportable segments: (i) U.S. Telecom; (ii) International Telecom; and (iii) Renewable Energy.

U.S. Telecom

U.S. Telecom revenues consist mainly of wireless revenues from our voice and data wholesale roaming operations and our smaller retail operations in the Southwestern United States, as well as enterprise and wholesale wireline revenues.  Total U.S. Telecom segment revenues were $40.1 million in the third quarter of 2017, a 16% decrease from the $47.6 million reported in the third quarter of 2016.  U.S. Wireless revenues declined 8% to $36.8 million compared with $40.1 million in the prior year quarter, due mostly to lower contractual wholesale roaming rates and revenue caps.  U.S. Wireline revenues decreased to $2.3 million from $6.9 million in the prior year primarily as a result the sale of our Northeastern U.S. wireline business in early March 2017. The Company ended the third quarter of 2017 with 1,061 domestic base stations in service compared to 926 at the end of last year’s third quarter.

U.S. Telecom Adjusted EBITDA(1) of $21.7 million in the third quarter of 2017 decreased 11% compared to the prior year’s $24.3 million.  The decrease was mainly due to the reduction in wireless revenues as previously noted partially offset by reductions in wireless operating expenses.

International Telecom

International Telecom consists of a broad range of information and communications services including wireline and wireless data, internet, voice and video service revenues from our operations in Bermuda and the Caribbean including the U.S. Virgin Islands. International Telecom revenues were $77.0 million in the third quarter of 2017, a 10% decrease from the $85.3 million reported in the third quarter of 2016. In addition to the impact of the sale of our businesses in St. Maarten and the British Virgin Islands earlier in 2017, $4.4 million of service credits were issued for the month of September to customers impacted by hurricane outages in the U.S. Virgin Islands.

International Telecom Adjusted EBITDA(1) of $20.3 million in the third quarter decreased 18% from $24.7 million in the prior year period.  The decrease is the primarily the result of the revenue impacts from service credits  following the hurricanes in the U.S. Virgin Islands, but this figure excludes the loss on damaged assets and other hurricane related charges.

Renewable Energy

Renewable Energy segment revenues are generated principally by the sale of energy and solar renewable energy credits from our 28 commercial solar projects in the United States.  For the third quarter of 2017, revenues from our renewable energy business were $5.0 million, down 15% from the $5.9 million in the prior year mostly due to the scheduled expiration of certain renewable energy credits.  Adjusted EBITDA(1)

for the Renewable Energy segment was $2.6 million in the third quarter, down $1.4 million from the prior year quarter due to the lower revenue and increased operating expenses from the ramp up of our solar business in India ahead of the offsetting revenue.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at September 30, 2017 were $224.6 million.  In addition, the Company held $7.9 million of short-term investments and $17.0 million of restricted cash.  Net cash provided by operating activities was $121.4 million for the first nine months of 2017, compared with $92.1 million for the first nine months of 2016.  The increase in net cash provided by operating activities is due to the 2017 growth in revenue as a result of the 2016 acquisitions in the U.S. Virgin Islands and Bermuda, in addition to the net impact of 2016 transaction-related charges and impairments of assets, and changes in working capital.  During the first nine months of 2017, the Company used cash of $32.2 million for investments in new assets and businesses after netting proceeds received from the sales and dispositions of other business lines.  Total capital expenditures were $107.7 million for the first nine months of 2017. The Company expects full year 2017 capital expenditures for its domestic and international telecom businesses to be between the $95.0 million to $110.0 million range estimated at the beginning of the year.  Expenditures include planned major network expansions and upgrades in multiple markets, including the recently acquired Bermuda and U.S. Virgin Islands businesses, and therefore are higher than what we would consider to be ordinary course capital expenditures.  These projects include extensive fiber builds and upgrades as well as market-wide mobile data network upgrades but exclude the restoration work being undertaken in the U.S. Virgin Islands post hurricanes Irma and Maria.  In addition, capital expenditures for our renewable energy business are expected to be in the range of $30.0 million to $40.0 million for the full year 2017, primarily related to ongoing construction of solar projects in India.

Through September 30, the Company has repurchased 201,932 shares of common stock totaling $10.6 million and paid $16.5 million in dividends in 2017.

Conference Call Information

ATN will host a conference call on Tuesday, October 31, 2017 at 9:30 a.m. Eastern Time (ET) to discuss its third quarter 2017 results. The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: (877) 734-4582 and International: (678) 905-9376, conference ID 1105620. A replay of the call will be available at ir.atni.com beginning at 1:00 p.m. (ET) on October 31, 2017.

About ATN

ATN International, Inc. (Nasdaq:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean and owns and operates solar power systems in various locations in the United States and India. Through our operating subsidiaries, we (i) provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, high speed internet services, video services and local exchange services, (ii) provide distributed solar electric power to corporate and municipal customers and (iii) are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; the estimated timeline for restoration of our U.S. Virgin Islands operations; our estimates of total losses due to Hurricanes Irma and Maria; the competitive environment in our key markets, demand for our services and industry trends; the pace of expansion and improvement of our telecommunications network and renewable energy operations including our level of estimated future capital expenditures and our realization of the benefits of these investments; the anticipated timing of our build schedule and the commencement of energy production of our India renewable energy projects; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1)  our ability to conduct and complete a full assessment of damage in the U.S. Virgin Islands; (2) our ability to restore our networks and services to our customers in the U.S. Virgin Islands in an efficient and timely manner; (3) our ability to operate our newly acquired businesses in Bermuda and the U.S. Virgin Islands and both integrate these operations into our existing operations and execute planned network expansions and upgrades; (4) the general performance of our operations, including operating margins, revenues, capital expenditures, and the future growth and retention of our major customers and subscriber base and consumer demand for solar power; (5) government regulation of our businesses, which may impact our FCC and other telecommunications licenses or our renewables business; (6) economic, political and other risks facing our operations; (7) our ability to maintain favorable roaming arrangements; (8) our ability to efficiently and cost-effectively upgrade our networks and IT platforms to address  rapid and significant technological changes in the telecommunications industry; (9) the loss of or an inability to recruit skilled personnel in our various jurisdictions, including key members of management; (10) our ability to find investment or acquisition or disposition opportunities that fit our strategic goals for the Company; (11) increased competition; (12) our ability to expand our renewable energy business; (13) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (14) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (15) the occurrence of weather events and natural catastrophes; (16) our continued access to capital and credit markets; (17) the risk of currency fluctuation for those markets in which we operate and (18) our ability to realize the value that we believe exists in our businesses.  These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 1, 2017 and the other reports we file from time to time with the SEC.  The Company undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures. Specifically, ATN has presented the following measures:  Adjusted EBITDA; Operating Income excluding hurricane related charges; Net Income excluding hurricane related charges and; Diluted income per share excluding hurricane related charges.  Adjusted EBITDA is defined as net income attributable to ATN stockholders before bargain purchase gain, impairment of long-lived assets, restructuring charges, interest, taxes, depreciation and amortization, transaction-related charges, other income or expense, loss on damages of assets and other hurricane related charges and net income attributable to non-controlling interests.  Operating Income excluding hurricane related charges is defined as Operating Income (Loss) adjusted for the loss on damaged assets and other charges from hurricanes.  Net Income excluding hurricane related charges is defined as Net Income (Loss) adjusted for the loss on damaged assets and other hurricane related charges.  Diluted income per share excluding hurricane related charges is defined as net income (loss) per diluted share adjusted for the loss on damaged assets and other hurricane related charges.  The Company believes that the inclusion of these non-GAAP financial measures helps investors gain a meaningful understanding of the Company’s core operating results and enhances comparing such performance with prior periods. ATN’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measure is set forth in the text of, and the accompanying tables to, this press release.

Table 1

ATN International, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	September 30,	December 31,
	2017	2016
Assets:
Cash and cash equivalents	$224,597	$269,721
Restricted cash	833	524
Short-term investments	7,857	9,237
Other current assets	101,451	87,887

Total current assets	334,738	367,369

Long-term restricted cash	16,206	18,113
Property, plant and equipment, net	624,595	647,712
Goodwill and other intangible assets, net	172,231	126,193
Other assets	36,248	38,831

Total assets	$1,184,018	$1,198,218

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$13,944	$12,440
Taxes payable	9,370	13,531
Other current liabilities	150,363	124,134

Total current liabilities	173,677	150,105

Long-term debt, net of current portion	$145,707	$144,383
Deferred income taxes	45,655	46,622
Other long-term liabilities	32,245	47,939

Total long-term liabilities	223,607	238,944

Total liabilities	397,284	389,049

Total ATN International, Inc.’s stockholders’ equity	644,628	677,055
Non-controlling interests	142,106	132,114

Total equity	786,734	809,169

Total liabilities and stockholders’ equity	$1,184,018	$1,198,218

Table 2

ATN International, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues:
Wireless	$57,254	$61,151	$167,945	$177,300
Wireline	56,309	66,129	181,568	122,190
Renewable energy	4,974	5,784	14,765	16,935
Equipment and other	3,595	5,731	9,214	12,046
Total revenue	122,132	138,795	373,492	328,471

Operating expenses:
Termination and access fees	27,387	34,359	85,758	77,872
Engineering and operations	18,852	19,372	57,881	40,621
Sales, marketing and customer service	8,440	8,377	26,176	21,814
Equipment expense	3,167	3,390	8,720	10,751
General and administrative	26,620	26,854	76,969	62,525
Transaction-related charges	61	2,091	887	16,156
Restructuring charges	—	—	—	1,785
Depreciation and amortization	21,157	21,866	65,904	52,913
Impairment of long-lived assets	—	349	—	11,425
Bargain purchase gain	—	—	—	(7,304)
(Gain) loss on sale of assets	(593)	56	513	27
Loss on damaged assets and other hurricane related charges	36,566	—	36,566	—
Total operating expenses	141,657	116,714	359,374	288,585

Operating income (loss)	(19,525)	22,081	14,118	39,886

Other income (expense):
Interest expense, net	(1,645)	(1,551)	(5,480)	(2,745)
Loss on deconsolidation of subsidiary	—	—	(529)	—
Other expense	(690)	766	(1,751)	643
Other expense, net	(2,335)	(785)	(7,760)	(2,102)

Income (loss) before income taxes	(21,860)	21,296	6,358	37,784
Income tax expense (benefit)	(884)	9,602	4,839	17,178

Net Income (Loss)	(20,976)	11,694	1,519	20,606

Net Income (Loss) attributable to non-controlling interests, net	(3,784)	(4,523)	(13,535)	(10,400)

Net Income (Loss) attributable to ATN International, Inc. stockholders	$(24,760)	$7,171	$(12,016)	$10,206

Basic net income per weighted average share attributable to ATN International, Inc. stockholders:

Net Income (Loss)	$(1.53)	$0.44	$(0.74)	$0.63

Diluted net income per weighted average share attributable to ATN International, Inc. stockholders:

Net Income (Loss)	$(1.53)	$0.44	$(0.74)	$0.63

Weighted average common shares outstanding:
Basic	16,178	16,148	16,177	16,128
Diluted	16,178	16,241	16,177	16,228

Table 3

ATN International, Inc.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Nine Months Ended September 30,
	2017	2016

Net income	$1,519	$20,606
Depreciation and amortization	65,904	52,913
Stock-based compensation	5,437	5,032
Loss on damaged assets and other hurricane related charges	35,213	—
Loss on deconsolidation of subsidiary	529	—
(Gain) Loss on sale of assets	(536)	27
Equity in earnings	2,033	—
Bargain purchase gain	—	(7,304)
Impairment of long-lived assets	—	11,425
Deferred income taxes	1,456	(8,775)
Change in prepaid and accrued income taxes	(7,971)	21,886
Change in other operating assets and liabilities	13,769	(5,135)
Other non-cash activity	4,011	1,430

Net cash provided by operating activities	121,364	92,105

Capital expenditures	(107,652)	(78,455)
Acquisition of businesses, net of acquired cash of $0 and $8.3 million	(20,470)	(152,499)
Sale of business, net of transferred cash of $2.1 million	22,381	—
Purchases of spectrum licenses and other intangible assets, including deposits	(36,832)	(10,860)
Purchase of securities	—	(9,422)
Proceeds from sale of investments	2,761	1,424
Change in restricted cash	1,598	(28,287)

Net cash used in investing activities	(138,214)	(278,099)

Dividends paid on common stock	(16,502)	(15,468)
Distributions to non-controlling interests	(3,583)	(7,667)
Principal repayments of term loan	(5,447)	(7,982)
Proceeds from new borrowings	8,571	60,000
Purchases of common stock	(11,139)	(3,997)
Investments made by minority shareholders in consolidated affiliates	122	22,409
Other	(496)	(650)

Net cash provided by (used in) financing activities	(28,474)	46,645

Effect of foreign currency exchange rates on cash and cash equivalents	200	(263)

Net change in cash and cash equivalents	(45,124)	(139,612)

Cash and cash equivalents, beginning of period	269,721	392,045

Cash and cash equivalents, end of period	$224,597	$252,433

Table 4

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended September 30, 2017 is as follows:

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Statement of Operations Data:
Revenue
Wireless	$36,830	$20,424	$—	$—	$57,254
Wireline	2,336	53,973	—	—	56,309
Renewable Energy	—	—	4,974	—	4,974
Equipment and Other	945	2,614	36	—	3,595
Total Revenue	$40,111	$77,011	$5,010	$—	$122,132

Operating Income (Loss)	$15,987	$(28,491)	$976	$(7,997)	$(19,525)

Non-controlling interest ( net income or (loss) )	$(1,268)	$(2,243)	$(273)	$—	$(3,784)

Non GAAP measure:
Adjusted EBITDA	$21,695	$20,340	$2,632	$(7,001)	$37,666

Balance Sheet Data (at September 30, 2017):
Cash, cash equivalents and investments	$31,328	$112,169	$19,147	$70,643	$233,287
Total current assets	61,473	163,235	25,301	84,729	334,738
Fixed assets, net	100,349	347,421	158,554	18,271	624,595
Total assets	221,528	586,747	201,024	174,719	1,184,018
Total current liabilities	53,065	86,359	18,561	15,692	173,677
Total debt	—	95,465	64,187	—	159,652

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended September 30, 2016 is as follows:

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Statement of Operations Data:
Revenue
Wireless	$40,076	$21,075	$—	$—	$61,151
Wireline	6,936	59,193	—	—	66,129
Renewable Energy	—	—	5,784	—	5,784
Equipment and Other	548	5,045	138	—	5,731
Total Revenue	$47,560	$85,313	$5,922	$—	$138,795

Operating Income (Loss)	$18,120	$11,358	$2,822	$(10,219)	$22,081

Non-controlling interest ( net income or (loss) )	$(2,034)	$(2,036)	$(453)	$—	$(4,523)

Non GAAP measure:
Adjusted EBITDA	$24,296	$24,732	$4,073	$(6,658)	$46,443

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the nine months ended September 30, 2017 is as follows:

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Statement of Operations Data:
Revenue
Wireless	$108,499	$59,446	$—	$—	$167,945
Wireline	10,443	171,125	—	—	181,568
Renewable Energy	—	—	14,765	—	14,765
Equipment and Other	1,939	7,101	174	—	9,214
Total Revenue	$120,881	$237,672	$14,939	$—	$373,492

Operating Income (Loss)	$44,520	$(7,713)	$3,263	$(25,952)	$14,118

Non-controlling interest ( net income or (loss) )	$(5,441)	$(7,256)	$(838)	$—	$(13,535)

Non GAAP measure:
Adjusted EBITDA	$64,131	$67,367	$8,204	$(21,714)	$117,988

Statement of Cash Flow Data:
Capital expenditures	$16,773	$54,775	$31,327	$4,779	$107,654

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the nine months ended September 30, 2016 is as follows:

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Statement of Operations Data:
Revenue
Wireless	$117,194	$60,106	$—	$—	$177,300
Wireline	18,793	103,397	—	—	122,190
Renewable Energy	—	—	16,935	—	16,935
Equipment and Other	1,716	10,071	259	—	12,046
Total Revenue	$137,703	$173,574	$17,194	$—	$328,471

Operating Income (Loss)	$39,698	$28,320	$(734)	$(27,398)	$39,886

Non-controlling interest ( net income or (loss) )	$(4,888)	$(3,911)	$(1,601)	$—	$(10,400)

Non GAAP measure:
Adjusted EBITDA	$68,179	$54,232	$12,123	$(19,646)	$114,888

Statement of Cash Flow Data:
Capital expenditures	$26,709	$36,543	$10,326	$4,877	$78,455

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

At December 31, 2016 is as follows:

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Balance Sheet Data:
Cash, cash equivalents and investments	$22,235	$97,681	$27,378	$131,664	$278,958
Total current assets	50,983	143,201	37,440	135,745	367,369
Fixed assets, net	129,274	372,741	130,268	15,429	647,712
Total assets	240,006	597,454	190,253	170,505	1,198,218
Total current liabilities	23,162	95,502	12,603	18,838	150,105
Total debt	—	91,316	65,507	—	156,823

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.

Selected Segment Operational Data

	Quarter ended
	December 31,	March 31,	June 30,	September 30,
	2016 *	2017 *	2017 *	2017 *, **

U.S. Telecom Operational Data:
Wireless - Total Domestic Base Stations	1,006	1,019	1,041	1,061

International Telecom Operational Data:
Wireline - Voice / Access lines	179,700	176,900	174,600	172,300
Wireline - Data Subscribers	97,400	99,900	101,700	102,400
Wireline - Video Subscribers	48,600	47,900	47,200	46,700
Wireless - Subscribers	304,700	302,900	302,900	302,000

* Adjusted subscriber counts for the sales of St Maarten and British Virgin Islands, and the transfer of ownership of Aruba business

**  The subscriber counts for the U.S. Virgin Islands were as of August 31, 2017 and before the impact of Hurricane Irma and Maria.

Table 5

ATN International, Inc.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income to Adjusted EBITDA for the Three Months Ended September 30, 2017 and 2016

Three Months Ended September 30, 2017

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total
Net Income attributable to ATN International, Inc. stockholders					$(24,760)
Net Income (Loss) attributable to non-controlling interests, net of tax					3,784
Income tax benefit					(884)
Other expense, net					690
Interest expense, net					1,645
Operating income	$15,987	$(28,491)	$976	$(7,997)	$(19,525)
Depreciation and amortization	6,301	12,088	1,656	1,112	21,157
(Gain) loss on sale of assets	(593)	—	—	—	(593)
Loss on damaged assets and other hurricane related charges	—	36,566	—	—	36,566
Transaction-related charges	—	177	—	(116)	61
Adjusted EBITDA	$21,695	$20,340	$2,632	$(7,001)	$37,666

Three Months Ended September 30, 2016

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total
Net Income (Loss) attributable to ATN International, Inc. stockholders					$7,171
Net Income (Loss) attributable to non-controlling interests, net of tax					4,523
Income tax expense					9,602
Other income, net					(766)
Interest expense, net					1,551
Operating income	$18,120	$11,358	$2,822	$(10,219)	$22,081
Depreciation and amortization	6,176	12,896	1,227	1,567	21,866
Impairment of long-lived asset	—	349	—	—	349
(Gain) loss on sale of assets	—	56	—	—	56
Transaction-related charges	—	73	24	1,994	2,091
Adjusted EBITDA	$24,296	$24,732	$4,073	$(6,658)	$46,443

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

Reconciliation of Net Income to Adjusted EBITDA for the Nine Months Ended September 30, 2017 and 2016

Nine Months Ended September 30, 2017

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total
Net Income attributable to ATN International, Inc. stockholders					$(12,016)
Net Income (Loss) attributable to non-controlling interests, net of tax					13,535
Income tax expense					4,839
Loss on deconsolidation of subsidiary					529
Other expense, net					1,751
Interest expense, net					5,480
Operating income	$44,520	$(7,713)	$3,263	$(25,952)	$14,118
Depreciation and amortization	19,098	38,337	4,941	3,528	65,904
(Gain) loss on sale of assets	513	—	—	—	513
Loss on damaged assets and other hurricane related charges	—	36,566	—	—	36,566
Transaction-related charges	—	177	—	710	887
Adjusted EBITDA	$64,131	$67,367	$8,204	$(21,714)	$117,988

Nine Months Ended September 30, 2016

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total
Net Income (Loss) attributable to ATN International, Inc. stockholders					$10,206
Net Income (Loss) attributable to non-controlling interests, net of tax					10,400
Income tax expense					17,178
Other income, net					(643)
Interest expense, net					2,745
Operating income	$39,698	$28,320	$(734)	$(27,398)	$39,886
Depreciation and amortization	17,405	27,482	3,642	4,384	52,913
Impairment of long-lived asset	11,076	349	—	—	11,425
Bargain purchase gain	—	(7,304)	—	—	(7,304)
(Gain) loss on sale of assets	—	27	—	—	27
Restructuring charges	—	1,785	—	—	1,785
Transaction-related charges	—	3,573	9,215	3,368	16,156
Adjusted EBITDA	$68,179	$54,232	$12,123	$(19,646)	$114,888

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

Table 6

ATN International, Inc.

(In Thousands)

Reconciliation of GAAP measures to Non-GAAP measures

Reconciliation of Operating Income (Loss) to Operating Income excluding hurricane charges, Net Income (Loss) to Net Income (Loss) excluding hurricane charges and Net Income (Loss) per share to Net Income per share excluding hurricane charges

For the three months ended September 30, 2017 is as follows:

	Operating Income (Loss)	Net Income (Loss)	Net Income (Loss) per share
GAAP - As reported	$(19,525)	$(24,760)	$(1.53)
Add back: Loss on damaged assets and other charges from hurricanes	36,566	36,566	2.26
Tax effect	—	69	0.00

Non-GAAP	$17,041	$11,875	$0.73

For the nine months ended September 30, 2017 is as follows:

	Operating Income (Loss)	Net Income (Loss)	Net Income (Loss) per share
GAAP - As reported	$14,118	$(12,016)	$(0.74)
Add back: Loss on damaged assets and other charges from hurricanes	36,566	36,566	2.26
Tax effect	—	69	0.00

Non-GAAP	$50,684	$24,619	$1.52